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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                                     ---------------------------
                                                           OMB APPROVAL
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                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 4)*

                                    eBay Inc.
                        ---------------------------------
                                (Name of Issuer)

                                  Common Stock
                        ---------------------------------
                         (Title of Class of Securities)

                                   278642 10 3
                       ----------------------------------
                                 (CUSIP Number)

                                December 31, 2001
            --------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               [ ]    Rule 13d-1(b)

               [ ]    Rule 13d-1(c)

               [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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 ----------------------------                             ----------------------
 CUSIP NO. 278642 10 3                 13G                 PAGE 2 OF 4 PAGES
 ----------------------------                             ----------------------


 -------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Jeffrey S. Skoll
 -------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b)
 -------------------------------------------------------------------------------
 3         SEC USE ONLY

 -------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION
           CANADA

 -------------------------------------------------------------------------------
                          5   SOLE VOTING POWER
                              36,088,830

        NUMBER OF         ------------------------------------------------------
         SHARES           6   SHARED VOTING POWER
      BENEFICIALLY            -0-
        OWNED BY
          EACH            ------------------------------------------------------
        REPORTING         7   SOLE DISPOSITIVE POWER
         PERSON               36,088,830
          WITH
                          ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
                              -0-

 -------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           36,088,830

 -------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

 -------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           13.0%

 -------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*
           IN

 -------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

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ITEM 1.

           (a)    Name of Issuer:   eBay Inc.
           (b)    Address of Issuer's Principal Executive Offices:
                             2145 Hamilton Avenue
                             San Jose, CA  95125

ITEM 2.

           (a)    Name of Person Filing:
                  Jeffrey S. Skoll

           (b)    Address of Principal Business Office or, if none, Residence
                             c/o Capricorn Management, LLC
                             2005 Hamilton Avenue, Suite 260
                             San Jose, CA  95125

           (c)    Citizenship:
                  Jeffrey S. Skoll          CANADA

           (d)    Title of Class of Securities:    Common Stock

           (e)    CUSIP Number:     278642 10 3

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

        Not applicable

ITEM 4. OWNERSHIP

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a)    Amount Beneficially Owned:
                  Jeffrey S. Skoll          36,088,830

           (b)    Percent of Class:
                  Jeffrey S. Skoll          13.0%

           (c)    Number of shares as to which such person has:

                  (i)     Sole power to vote or to direct the vote:
                      Jeffrey S. Skoll             36,088,830

                  (ii)    Shared power to vote or to direct the vote:
                      Jeffrey S. Skoll             -0-

                  (iii)   Sole power to dispose or to direct the disposition of:
                      Jeffrey S. Skoll             36,088,830

                  (iv)    Shared power to dispose or to direct the disposition
                          of:
                      Jeffrey S. Skoll             -0-

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

        Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

        Not applicable.

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ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF A GROUP

        Not applicable.

ITEM 10. CERTIFICATION

        Not applicable.
                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        January 30, 2002
                                 -----------------------------------------
                                                Date

                                        /s/ Jeffrey S. Skoll
                                 -----------------------------------------
                                              Signature

                                         Jeffrey S. Skoll
                                  ----------------------------------------